Exhibit L
Your Ref
Ref/CAM
E-mail           jdcampbell@jonesday.com
Direct           0207 039 5959
Date              10 January 2006

William D. Regner
Debevoise & Plimpton LLP
919 Third Avenue
New York
NY 10022
Dear Bill,
The Brazil Fund, Inc
I am writing on behalf of Carrousel Capital Limited (“Carrousel”) regarding the Special Meeting of the Brazil Fund, Inc (“the Fund”) which is scheduled to take place on Friday.
Carrousel are aware from their proxy solicitation that a number of investors have concerns that:
1.	the Board has made no statement about the status of the relief that is required from the Brazilian Regulatory Authority in order to complete the open ending;

2.	although the open ending is expressly stated in the Management Proxy Statement to be contingent upon obtaining relief from the Brazilian Regulatory Authorities, there may be an attempt by the Board to change the sub-classification of the Fund and amend and restate the Articles of Incorporation prior to the relief being obtained; and

3.	the Board may determine not to hold the deferred 2005 Annual Meeting in June 2006 in the event that the sub-classification of the Fund is changed.

William D. Regner
Continued 2
In the circumstances we would ask for your urgent confirmation:
1.	of the position with the Regulatory Authorities in Brazil;

2.	that no action will be taken to change the sub-classification of the Fund prior to the obtaining of relief from the Brazilian Regulatory Authorities; and

3.	That the deferred 2005 Annual Meeting of the Fund will be held in June 2006 irrespective of the outcome of the vote on the proposal at the Special Meeting.
Yours sincerely

/s/ James Campbell